                                                                    "EXHIBIT 11"

The following table sets forth in detail the computation of earnings per share for the periods indicated.

                                                         Six Months
                                                            Ended                           Years Ended June 30,
                                                         December 31,  -------------------------------------------------------------

                                                            1995           1995         1994        1993        1992        1991
                                                        ------------   -----------  -----------  ----------  ----------  -----------

Net income............................................   $1,371,000    $3,287,000   $3,090,000   $2,221,000  $  259,000  $  487,000

Primary average common and common equivalent shares...    1,785,009     1,788,792    1,786,436    1,736,775   1,707,541   1,693,128
Primary earnings per common and common equivalent
  shares..............................................        $0.77         $1.84        $1.73        $1.28       $0.15       $0.29

Fully diluted average common and common equvalent
  shares..............................................    1,788,093     1,793,725    1,799,367    1,743,019   1,715,773   1,693,128
Fully diluted earnings per common and common
  equvalent shares....................................        $0.77         $1.83        $1.72        $1.27       $0.16       $0.29